FOR IMMEDIATE RELEASE

CONTACT: Marge Blanco

Tel. 973 453 4660

HEALTHCARE CORPORATION OF AMERICA

ANNOUNCES PLANS REGARDING SEC FILINGS AND RELATED MATTERS

DENVILLE, N.J. (November 11, 2013) —Healthcare Corporation of America (OTCBB: HCCA) (the “Company”) today announced its plans in connection with its SEC filings as well as related matters.

On September 19, 2013 the Company filed a form 8-K with the Securities and Exchange Commission (“SEC”) in which it announced that the financial statements for the Company’s predecessor for fiscal years 2011 and 2012, as well as the 3 months ended March 31, 2013, contained material errors and, therefore, should not be relied upon. On September 30, 2013, the Company filed with the SEC a notification of late filing regarding its Transition Report on Form 10-K for the period ended June 30, 2013. As of today the Company has yet to file the aforementioned Form 10-K with the SEC.

The Company currently believes that it will file the Form 10-K for June 30, 2013 with the SEC prior to December 31, 2013, subject to various conditions.

The Company also expects to file its Form 10-Q for the quarter ended September 30, 2013 prior to December 31, 2013.

While reviewing the errors discussed in the above-mentioned September 19, 2013 8K, the Company discovered additional issues that necessitated an in-depth analysis of the books and records of the Company’s predecessor for 2011, 2012 and the three months ended March 31, 2013.

As a result of the analysis, the Company has decided to exclude the 2011 income statement from the past-due Form 10K, and the Company will adjust the financial statements for 2012 and the 6 months ended June 30, 2013 to reflect the correction of the errors that were discovered and are still being investigated.

On June 11, 2013 the Company filed a form S-1 with the Securities and Exchange Commission to register 12,639,708 shares of Common Stock (for resale) and 2,200,000 shares of Common Stock and 100,000 Warrants (for Issuance). The registration statement has yet to become effective and as a precondition to becoming effective we will need to file audited financial statements that will cover a minimum of two full years of operations. Our inability to file our income statement for the year ended December 31, 2011 as described above means that we will not meet this two year requirement when we file our June 30, 2013 Form 10K.

In order to expedite the process of registering the shares to the extent possible, the Company has decided to change its year-end to December 31, and is planning to file another Form 10-K with the SEC for the period ending December 31, 2013. The statutory filing deadline for this Form 10-K would be March 31, 2014 and the Company plans to meet this deadline. The Company would then amend the S-1 Form to reflect the information contained in the December 31, 2013 form 10-K, as well as other necessary amendments, and will strive to have the S-1 become effective as soon as possible thereafter, subject to the SEC’s review.

The plans described above are meant to expedite the Company’s SEC filings to the extent possible under the circumstances. They are subject to various uncertainties including additional potential errors that the Company may fin , SEC reviews that may lead to additional comments on the filings and the SECs’ not objecting to the Company’s plan to exclude the 2011 financial statements from its filings, as well as various other contingencies and uncertainties which may lead to delays and other challenges.

About Healthcare Corporation of America

Based in Denville, N.J., Healthcare Corporation of America's (HCCA) (www.hccarx.com) mission is to reduce prescription drug costs for clients while improving the quality of care for its members. Through its pharmacy benefit management (PBM) subsidiary, Prescription Corporation of America (PCA) (www.hca-pca.com), HCCA administers prescription drug benefit programs for employers ranging from commercial clients of various sizes and industries to business associations and trade groups, as well as local government entities, labor unions, charitable and non-profit organizations, and third-party administrators of self-insured benefit plans. In addition, through its 340Basics subsidiary (www.340Basics.com), HCCA provides software and services to help Covered Entities manage all processes related to the Federal 340B Drug Discount Program including registration, compliance, audit, claims processing, and access to pharmacies. Another newly formed subsidiary, Morris Consulting Services (MCS) (www.morrisconsultingservices.com) will work with organizations using up-to-date data and analytics to assess where costs can be reduced in prescription-drug plans, making coverage more affordable for plan sponsors and members.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the company does not assume a duty to update these forward-looking statements.

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